EXHIBIT 99.1

Clearfield, Inc. Reports Fiscal 2010 4th Quarter and Year-End Results

Company Reports Record Quarterly Revenue and Operating Income

  FY 2010 Net Revenues: $24.4 million
  FY 2010 Gross Profit: $ 9.1  million
  FY 2010 Income from Operations: $ 1.1  million
  FY 2010 Net Income: $ 1.2  million, or 9 cents per share diluted

MINNEAPOLIS, Nov. 11, 2010 (GLOBE NEWSWIRE) -- Clearfield, Inc. (Nasdaq:CLFD) today announced results for the fourth quarter and fiscal year ended September 30, 2010.

Revenue for the fourth quarter of fiscal 2010 was $7,921,000 in comparison to $6,619,000 for the fourth quarter of fiscal 2009, an increase of 20%. Gross profit was $3,099,000 for the fourth quarter of fiscal 2010 in comparison to $2,354,000 for the prior year fourth quarter, an increase of 32%. Gross profit as a percentage of revenue for quarter ended September 30, 2010 was 39.0%, up 3.6% from the quarter ended September 30, 2009. Income from operations was $832,000 in the quarter ended September 30, 2010, versus $332,000 in the year ago period, an increase of $500,000, or 151%. Net income was $820,000 in the quarter ended September 30, 2010, compared to $2,849,000 in the fourth quarter of fiscal 2009. The fiscal 2009 fourth quarter net income included an income tax benefit of $2,464,000 as a result of a reduction of the valuation allowance against the Company's net deferred tax assets. Income before this income tax benefit for the fourth quarter of 2009 was $378,000. Income before income tax-expense in the fourth quarter of 2010 was 864,000.

Revenue for fiscal year 2010 was $24,367,000 in comparison to $24,945,000 for fiscal year 2009, a decrease of 2%. Gross profit was $9,138,000 for fiscal year 2010 in comparison to $8,871,000 for the prior year, an increase of 3%. Gross profit as a percentage of revenue for the year ended September 30, 2010 was 37.5%, up 1.9% from the year ended September 30, 2009. Income from operations for fiscal 2010 was $1,123,000, versus $1,211,000 in the year ago period, a decrease of 7%. Net income was $1,181,000 in the year ended September 30, 2010, compared to $3,785,000 in fiscal year 2009. Fiscal 2009 net income included the recording of an income tax benefit of $2,464,000 as a result of a reduction of the valuation allowance against the Company's net deferred tax assets. Income before this tax benefit for the fiscal year 2009 was $1,412,000. Income before income tax expense in 2010 was $1,302,000.

Orders in backlog as of September 30, 2010 totaled $2,677,000 in comparison to $1,228,000 as of September 30, 2009, an increase of $1,449,000, or 118%. Cash and investments at September 30, 2010 total $10,287,000 compared to $9,680,000 at September 30, 2009, an increase of $607,000.

"While the weak economy dragged down our efforts during the first half of the year, the Company demonstrated a strong re-bound with record revenue and net income in fourth quarter. Combining our fourth quarter success and our year-end backlog establishes a very positive trend line for the year ahead," commented Cheri Beranek, president and CEO of Clearfield. "As stated in quarterly earnings reports during the past year, the American Recovery and Reinvestment Act slowed business in the first half of our fiscal year but now represents a significant growth opportunity for Clearfield. Over the summer months, moneys have begun to flow, and Clearfield customers are beginning to deploy their networks. Among some of the early "Stimulus Award" winners are Rural Telephone, one of the largest FTTp deployments funded under the federal program and a long-standing Clearfield customer."

"The introduction of new and innovative product technologies, such as the Clearview xPAK, has launched Clearfield into new application environments, including meeting the fiber connectivity needs of cellular back-haul and business-class services among municipal/utility, wireless and cable TV providers. Technology partnerships, such as the launch of pushable fiber from Miniflex into the U.S. marketplace, expands the product suite we can provide to our current and prospective customers," continued Beranek. "Looking ahead, you can expect to see a continued focus from Clearfield to deliver next generation products that continue to reduce our customers' operating costs of delivering fiber connectivity."

About Clearfield, Inc.

Clearfield, Inc. designs and manufactures the FieldSmart Fiber Management Platform, which includes its latest generation FieldSmart Fiber Crossover Distribution System (FxDS), FieldSmart Fiber Scalability Center (FSC) and FieldSmart Fiber Delivery Point (FDP) series. The FxDS, FSC and FDP product lines support a wide range of panel configurations, densities, connectors and adapter options, and are offered alongside an assortment of passive optical components. Clearfield provides a complete line of fiber and copper assemblies for inside plant, outside plant and access networks. Clearfield is a public company, traded on Nasdaq:CLFD. www.ClearfieldConnection.com

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation the effect of the significant downturn in the U.S. economy on Clearfield's customers; the impact of the American Recovery and Reinvestment Act or any other legislation on customer demand and purchasing patterns; cyclical selling cycles; need to introduce new products and effectively compete against competitive products; the Company's ability to successfully market and distribute the Miniflex product; dependence on third-party manufacturers; limited experience in manufacturing; reliance on key customers; rapid changes in technology; the negative effect of product defects; the need to protect its intellectual property; the impact on its financial results or stock price of its ability to use its deferred tax asset, consisting primarily of net operating loss carryforwards, to offset future taxable income; the valuation of its goodwill and the effect of its stock price, among other factors, on the evaluation of goodwill; and other factors set forth in Clearfield's Form 10-K for the year ended September 30, 2009 and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update such statements to reflect actual events.

Clearfield, Inc.
CONDENSED STATEMENT OF OPERATIONS (unaudited)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues	$ 7,921,129	$ 6,618,907	$ 24,366,755	$ 24,944,837
Cost of sales	4,821,875	4,264,713	15,229,222	16,073,817
Gross profit	3,099,254	2,354,194	9,137,533	8,871,020

Operating expenses
Selling, general and administrative	2,267,208	1,991,843	8,014,121	7,628,495
Gain on disposal of assets	--	30,794	--	31,144
	2,267,208	2,022,637	8,014,121	7,659,639
Income from operations	832,046	331,557	1,123,412	1,211,381
Interest income	31,344	41,164	143,469	124,922
Interest expense	--	(925)	(820)	(5,676)
Other income	501	5,992	36,351	81,810
	31,845	46,231	179,000	201,056
Income before income taxes	863,891	377,788	1,302,412	1,412,437
Income tax (expense) benefit	(43,899)	2,471,565	(121,458)	2,372,472
Net income	$ 819,992	$ 2,849,353	$ 1,180,954	$ 3,784,909

Net income per share Basic	$0.07	$0.24	$0.10	$0.32
Net income per share Diluted	$0.07	$0.23	$0.09	$0.31
Weighted average shares outstanding
Basic	12,006,266	11,950,071	11,992,449	11,941,116
Weighted average shares outstanding
Diluted	12,419,132	12,362,555	12,449,955	12,046,059

Clearfield, Inc.
CONDENSED BALANCE SHEET (unaudited -continued)

	September 30, 2010	September 30, 2009
Assets
Cash and cash equivalents	$ 5,285,719	$ 4,731,735
Short-term investments	1,764,868	2,108,566
Accounts receivable, net	3,244,379	2,723,414
Inventories	1,512,306	1,153,862
Other current assets	129,079	180,635
Property, plant and equipment, net	1,273,107	1,319,492
Long-term Investments	3,236,163	2,840,000
Deferred taxes-long term	2,145,362	2,231,990
Other assets	2,769,978	3,139,065
Total assets	$ 21,360,961	$ 20,428,759

Liabilities
Current liabilities	$ 2,036,309	$ 2,493,006
Long-term liabilities	78,585	87,942

Shareholders' equity
Common stock	120,153	119,746
Additional paid-in capital	52,589,034	52,372,139
Accumulated deficit	(33,463,120)	(34,644,074)
Total shareholders' equity	19,246,067	17,847,811
Total liabilities and shareholders' equity	$ 21,360,961	$ 20,428,759
CONTACT:  Clearfield, Inc.
          Cheryl P. Beranek, Chief Executive Officer and President
          763-476-6866
          Investor-relations@clfd.net